Exhibit 99.1

Synacor Beats Q1 2016 Guidance, Grows Margins, Wins AT&T Contract, Sets $300 Million Revenue Target

•	Revenue of $30.3 million and adjusted EBITDA of $1.5 million, exceeds Q1 2016 guidance

•	Delivers 13% year-over-year growth in Revenue, and 17% growth in adjusted EBITDA

•	Announces plan to achieve $300 million in Revenue and $30 million in adjusted EBITDA in 3 years (2019)

BUFFALO, N.Y., May 10, 2016 - Synacor Inc. (NASDAQ: SYNC), the trusted multiscreen technology and monetization partner for video, internet and communications providers, device manufacturers, and enterprises, today announced its financial results for the quarter ended March 31, 2016.

“We begin 2016 with another successful quarter for Synacor - delivering significant year-over-year growth, expanding margins, and achieving several important milestones,” said Synacor CEO Himesh Bhise. “We are honored to have been selected from among the many contenders to provide AT&T with portal services. In addition, we continue to make strong progress in adding and renewing customers to our portal, advertising, email, and video platforms.”

“In less than two years, Synacor has undergone a massive transformation that has positioned us to compete effectively in several high-growth digital markets. Today, we have an enviable global customer base, a compelling and broad portfolio of products, and an advertising platform at scale. Our new contract win with AT&T is not only validation of our transformation, but is also an indicator and accelerator of our future growth and underpins our confidence to achieve our new long-term financial target of $300 million in revenue and $30 million in adjusted EBITDA in 2019,” Bhise continued.

Recent Highlights

•	Signed a multi-year portal services agreement with AT&T, which is expected to reach approximately $100 million of annual revenues after full product deployment is achieved in 2017

•	Introduced a new “Path to 3/30/300” financial plan targeting annual revenue of $300 million and adjusted EBITDA of $30 million in 2019

•	Closed on the acquisition of digital advertising pioneer Technorati, providing a leading programmatic advertising platform to Synacor

•	Added and renewed customers: deployed Cloud ID for a prominent fiber ISP, executed a three-year email renewal with a major service provider, expanded the relationship with K-Opticom, and migrated the Markas Besar Polri, Indonesia’s police force, to the Zimbra email collaboration platform.

Q1 2016 Financial Results

Revenue: For the first quarter of 2016, total revenue was $30.3 million, an increase of 13% compared with $26.7 million in the first quarter of 2015. Recurring and fee-based revenue represented 43% of total Revenue, and grew 113% compared with the first quarter of 2015.

Adjusted EBITDA: For the first quarter of 2016, adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA), which excludes stock-based compensation expense, was $1.5 million, or 4.9% of revenue, compared with $1.3 million, or 4.7% of revenue, for the first quarter of 2015.

Net Income: For the first quarter of 2016, higher depreciation and amortization costs associated with the intellectual property acquired from Zimbra and investments in the Company’s next-generation portal resulted in net loss of $1.6 million, compared with net loss of $1.1 million in the first quarter of 2015. First-quarter earnings per share was a loss of $0.05 compared with a loss of $0.04 in the same period last year

Cash: Cash generated by operating activities was $3.9 million for the first quarter of 2016, compared with $2.2 million generated by operating activities in the same period of the prior year. First quarter 2016 operating cash flows funded both the Company’s $2.5 million Technorati acquisition and the necessary expenditures to win the AT&T portal services contract. The Company ended the first quarter of 2016 with $15.7 million in cash and cash equivalents, which is slightly higher than the end of the prior quarter.

Guidance

Based on information available as of May 10, 2016, the company is providing financial guidance for the second quarter and fiscal 2016. Adjusted EBITDA guidance for the second quarter and fiscal year 2016 reflects a planned $10 million investment over the next 12 months to deploy portal services for AT&T.

•	Long-Term Target: The Company introduced a new “Path to 3/30/300” financial plan targeting annual revenue of $300 million and adjusted EBITDA of $30 million in three years (2019).

•	Q2 2016 Guidance: Revenue for the second quarter of 2016 is projected to be in the range of $29.0 million to $31.0 million. The company expects to report adjusted EBITDA of $0.0 million to $0.2 million, which includes investment in AT&T portal services deployment estimated to be approximately $10 million over the next 12 months.

•	Fiscal 2016 Guidance: As a result of its updated financial forecast and incremental revenue from the AT&T agreement, the company is raising its full year 2016 revenue guidance to be in the range of $130.0 million to $135.0 million, up from the previously provided range of $125.0 million to $130.0 million. For full year 2016, the company is revising its adjusted EBITDA guidance to reflect investment in AT&T portal services deployment. Synacor will be funding the AT&T investment entirely from operating cash and plans to continue to be EBITDA positive for the year. It now expects to report adjusted EBITDA of $0.5 million to $2.0 million, down from the previously provided range of $4.0 million to $6.0 million.

Conference Call Details

Synacor will host a conference call today at 5 p.m. ET to discuss the first-quarter financial results with the investment community. The live webcast of Synacor’s earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the internet, the call may be accessed toll-free via phone at (877)

837-3911, with conference ID 47007081, or callers outside the U.S. may dial (253) 237-1167. Following completion of the call, a recorded webcast replay will be available on Synacor’s website through May 18, 2016. To listen to the telephone replay, call toll-free (855) 859-2056, or callers outside the U.S. may dial (404) 537-3406. The conference ID is 47007081.

About Synacor

Synacor (NASDAQ:SYNC) www.synacor.com is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, and enterprises. We deliver modern, multiscreen experiences and advertising to their consumers that require scale, actionable data and sophisticated implementation. Synacor enables our customers to better engage with their consumers.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor’s expected financial performance (including, without limitation, statements and information in the Business Outlook section and the quotations from management), as well as Synacor’s strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies; the loss of a significant customer; our ability to obtain new customers; our ability to integrate the assets and personnel from acquisitions; expectations regarding consumer taste and user adoption of applications and solutions; developments in internet browser software and search advertising technologies; general economic conditions; expectations regarding the company’s ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and digital advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims; and the price volatility of our common stock.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s most recent Form 10-K filed with the SEC. These documents are available on the SEC Filings section of the Investor Information section of the company’s website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of May 10, 2016, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

David Calusdian, Executive Vice President & Partner

Sharon Merrill

ir@synacor.com

716-362-3309

Press Contact:

Meredith Roth, VP, Corporate Communications

Synacor

mroth@synacor.com

716-362-3880

Synacor, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$15,748	$15,697
Accounts receivable, net	22,423	24,341
Prepaid expenses and other current assets	4,350	3,290

Total current assets	42,521	43,328
Property and equipment, net	13,886	14,377
Goodwill	15,949	15,187
Intangible assets	16,478	14,798
Investment	1,000	1,000
Other long-term assets	315	336

Total Assets	$90,149	$89,026

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,108	$9,004
Accrued expenses and other current liabilities	8,703	9,765
Current portion of deferred revenue	10,298	11,295
Current portion of capital lease obligations	1,481	1,574

Total current liabilities	32,590	31,638
Long-term portion of capital lease obligations	779	1,007
Long-term debt	5,000	5,000
Deferred revenue	4,470	3,225
Other long-term liabilities	1,938	2,052

Total Liabilities	44,777	42,922

Stockholders’ Equity:
Common stock	307	306
Treasury stock	(1,332)	(1,332)
Additional paid-in capital	114,014	113,238
Accumulated deficit	(67,675)	(66,110)
Accumulated other comprehensive income	58	2

Total stockholders’ equity	45,372	46,104

Total Liabilities and Stockholders’ Equity	$90,149	$89,026

Synacor, Inc.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2016	2015

Revenue	$30,260	$26,730
Costs and operating expenses:
Cost of revenue (1)	12,972	14,403
Technology and development (1)(2)	5,873	4,866
Sales and marketing (2)	5,650	3,562
General and administrative (1)(2)	5,022	3,374
Depreciation and amortization	2,098	1,496

Total costs and operating expenses	31,615	27,701

(Loss) from operations	(1,355)	(971)

Other income (expense)	2	(16)
Interest expense	(68)	(50)

Loss before income taxes and equity interest	(1,421)	(1,037)
Provision for income taxes	144	4
Loss on equity interest	—	(32)

Net loss	$(1,565)	$(1,073)

Net loss per share:
Basic	$(0.05)	$(0.04)

Diluted	$(0.05)	$(0.04)

Weighted average shares used to compute net loss per share:
Basic	29,992,248	27,407,147

Diluted	29,992,248	27,407,147

Notes:

(1)	Exclusive of depreciation shown separately.
(2)	Includes stock-based compensation as follows:

	Three months ended
	March 31,
	2016	2015
Technology and development	$241	$217
Sales and marketing	223	241
General and administrative	273	284

	$737	$742

Synacor, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended
	March 31,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(1,565)	$(1,073)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,098	1,496
Stock-based compensation expense	737	742
Loss in equity investment	—	32
Change in assets and liabilities net of effect of acquisition:
Accounts receivable, net	2,883	1,203
Prepaid expenses and other current assets	(1,060)	(23)
Other long-term assets	21	27
Accounts payable	2,252	995
Accrued expenses and other current liabilities	(1,652)	(1,186)
Deferred revenue	248	—
Other long-term liabilities	(114)	(48)

Net cash provided by operating activities	3,848	2,165

Cash Flows from Investing Activities:
Acquisition	(2,500)	—
Purchases of property and equipment	(937)	(600)

Net cash used in investing activities	(3,437)	(600)

Cash Flows from Financing Activities:
Repayments on capital lease obligations	(386)	(392)
Proceeds from exercise of common stock options	10	5

Net cash used in financing activities	(376)	(387)

Effect of exchange rate changes on cash and cash equivalents	16	(28)

Net increase in Cash and Cash Equivalents	51	1,150
Cash and Cash Equivalents at beginning of period	15,697	25,600

Cash and Cash Equivalents at end of period	$15,748	$26,750

Synacor, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands)

(Unaudited)

The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Three months ended
	March 31,
	2016	2015

Reconciliation of Adjusted EBITDA:
Net loss	$(1,565)	$(1,073)
Provision for income taxes	144	4
Interest expense	68	50
Other (income) expense	(2)	16
Depreciation and amortization	2,098	1,496
Stock-based compensation expense	737	742
Loss on equity interest	—	32

Adjusted EBITDA	$1,480	$1,267